Exhibit 10.1

August 14, 2019

Joel Reich

ID # 003507

Dear Joel:

This letter confirms the agreement between NetApp, Inc. (“NetApp” or the “Company”) and you regarding the terms of your retirement from the Company (the “Agreement”)

1.	Retirement Benefits. In consideration for you signing this Agreement, you will be provided the following retirement benefits:

a.

Your employment with NetApp will terminate due to retirement on August 16, 2019 (your “Retirement Date”).  Between now and your Retirement Date, you will remain a regular NetApp employee and continue to receive the same pay and benefits, including stock besting and 401(k) employer match, if applicable.  Your health insurance coverage will continue through the end of the month in which you retire.

b.

As soon as administratively practical following your Retirement Date and no later than September 15, 2019, you will receive a lump sum payment in the amount of $262,000, less customary withholdings, representing six months of separation pay.

c.

Following your Retirement Date, you are eligible to participate in the NetApp, Inc. Executive Retiree Health Plan, pursuant to the terms and conditions of that plan as they exist as of your Retirement Date.  If you choose not to join the NetApp, Inc. Executive Retiree Health Plan or if you are ineligible to join the plan pursuant to the terms and conditions of the plan (for example, because you do not retire, but become employed elsewhere), you may elect to continue your health insurance coverage under COBRA, assuming you are eligible for COBRA continuation.

d.	NetApp will assume the lease on the apartment in Sunnyvale, CA, which you were occupying and for which NetApp reimbursed you for rental expenses.

You agree that the foregoing retirement benefits (“Retirement Benefits”) shall constitute the entire amount of consideration provided to you under this Agreement, and that you will not seek any further compensation for any other claimed damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement.

2.

Stock Options and Restricted Stock Units (RSUs).  The vesting of your performance-based RSUs (“PBRSU’s”) will be governed by the terms of the applicable grant agreement.  All other time-based RSUs and stock options will stop vesting on your Retirement Date.  Stock Administration will send a Closing Statement to your mailing address on file with NetApp.  The Closing Statement will identify any stock options available for exercise and the deadline to exercise those options.  You must exercise any vested options that are exercisable by the “Last Date to Exercise” on the Closing Statement.  If the Last Date to Exercise falls on a weekend or holiday, you must complete your transaction on or before the business day immediately preceding the Last Date to Exercise.  If you have any questions or do not receive the statement within two (2) weeks of your Retirement Date, it is your responsibility to contact NetApp Stock Administration at stockadmin@netapp.com or (408) 822-4034.  Any unvested stock options and RSUs as of your Retirement Date will be cancelled.

3.	Return of Company Property. By the Retirement Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your

Exhibit 10.1

possession, or your control, including, but not limited to, Company files, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, and any material of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).  You agree to return all Company electronic equipment with all Company files, including but not limited to Company email, intact.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.  The Company will not pay any unpaid Retirement Benefits set forth in paragraph 1 of this Agreement following your Retirement Date and all Company property has been returned.

4.

Maintaining Confidential Information.  You agree not to disclose any confidential information you acquired while an employee of the Company to any other person, or use such information in any manner that is detrimental to the Company’s interests, per NetApp’s Proprietary Information and Inventions Agreement (“PIIA”) which you signed when you were hired, and you further agree to honor the terms of the PIIA, including those terms which survive your employment with the Company.

However, nothing in this Agreement prohibits you from reporting an event that you reasonably and in good faith believe is a violation of the law to the relevant law enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission or Department of Labor), or from cooperating in an investigation conducted by such a government agency.  You are hereby provided notice that under the 2016 Defend Trade Secrets Act, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.  This Agreement also does not prevent the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, or retaliation for filing a claim of sexual assault.

You agree to keep confidential and not disclose the terms and contents of this Agreement, and the contents of any negotiations and discussion resulting in this Agreement; provided however, that you may discuss this matter in confidence with your spouse/domestic partner, attorney or accountant, so long as those parties agree to be bound by this confidentiality agreement.  Nothing in this section prohibits you from disclosing the terms of this Agreement (1) in order to enforce the Agreement, (2) as otherwise required by law, or (3) as agreed to in writing by an authorized representative of the Company.

5.	Cooperation with the Company. You agree to cooperate fully with the Company in its defense or prosecution of or other participation in any administrative, judicial or other proceeding arising

Exhibit 10.1

from any charge, complaint, action for protection of intellectual property, or other action which has been or may be filed.

6.

Non-Disparagement.  You agree that, at all times, you shall not knowingly make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the company, or any of its directors, officers, employees, agents, or representatives, or about the Company’s products, services, technologies, business affairs and/or financial condition.  The Company agrees that its officers or directors shall not knowingly make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding you.  Nothing in this section prevents you or the Company from initiating or participating in any government investigation and testifying truthfully under oath pursuant to subpoena or other legal process.

7.

Non-Solicitation of Company Employees, Contractors or Consultants.  In accordance with the terms of the PIIA you signed upon commencement of employment, you will not for a period of one year immediately after the end of your employment, directly or indirectly, individually or on behalf of any person or entity, solicit or induce or assist in any manner in the solicitation or inducement of any employee, contractor or consultant of the Company or any affiliate company, to:

a.	render services to you or for your benefit or for the benefit of another person or entity; and/or
b.	terminate his or her employment or engagement by the Company or affiliated company.

As part of this restriction, subject to applicable laws, you will not provide any Proprietary Information (as defined in the PIIA) regarding an employee of the Company in connection with a third party considering that employee for employment.  This restriction shall not apply to general and non-targeted communications that advertise employment opportunities.  You understand that this restriction shall also not apply to communications with employees of the Company as part of your performance of duties for the Company (such as bona fide hiring and firing decisions affecting Company personnel).

Where required by applicable law to be enforceable, the foregoing restrictions shall be limited to employees, contractors, and consultants with whom you had material business-related contact or dealings or as to whom you performed supervisory responsibilities or received Proprietary Information about in the last two years of employment with the Company (or such shorter period of time if you have been employed with the Company for less than two years).

California Exception:  If you reside in California and are subject to its laws, then you may not for a period of one year after your Retirement Date, either directly or indirectly solicit or attempt to solicit, as that term is defined pursuant to California law, any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, independent contractor or re-seller to or for any other person or entity outside the Company.  As part of this restriction, subject to California law, you will not provide any Proprietary Information regarding an employee of the Company in connection with a third party considering that employee for employment.  This restriction shall not apply to general and non-targeted communications that advertise employment opportunities, unsolicited requests for employment or references so long as they do not disclose Proprietary Information, or communications with employees of the Company as part of the performance of

Exhibit 10.1

duties for the Company (such as bona fide hiring and firing decisions affecting Company personnel).

8.

Acknowledgment of Payment of Wages.  Except as set forth in Sections 1(b) and 2, by your Retirement Date, you will have received your final paycheck which will include a final payment for wages through your Retirement Date, bonuses (if any), employee stock purchase plan reimbursement, accrued but unused vacation pay and any similar payments due from NetApp, less applicable taxes, deductions and withholdings, if applicable, as of the Retirement Date.  You acknowledge that NetApp does not owe you any other amounts, except any valid unreimbursed business expenses that you will submit to the Company and except as provided in this Agreement.  Requests for reimbursement of business expenses must be made within 45 days from your Retirement Date.  By signing this Agreement, you also expressly agree that the Company may deduct from your Retirement Benefits check any amounts owed to the Company as of your Retirement Date, including but not limited to repayment of expenses and other benefits advanced to you by the Company.

9.

General Release.  You understand that by signing this Agreement, you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

c.

On behalf of yourself and your heirs and assigns, you hereby generally release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, shareholders, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, attorneys and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration, benefits or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act, as amended; the California Fair Employment and Housing Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act, as amended; the California Fair Employment and Housing Act, as amended; the California Labor Code; and/or any other waiveable local, state or federal law governing discrimination in employment, the payment of wages and employment benefits, and all claims for attorneys’ fees costs and expenses.

Notwithstanding the generality of the foregoing, you do NOT release the following claims:

i.	Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
ii.

Claims for workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of the Company, though you acknowledge that you did not suffer any workplace or work-related injury during the term of your employment that you have not already reported to the Company;

Exhibit 10.1

iii.	Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;
iv.

The right to file a charge with or report a claim or concern to the National Labor Relations Board, Equal Employment Opportunity Commission, Securities and Exchange Commission, the Occupational Safety and Health Administration and other similar government agencies.  However, you agree that with respect to any non-waiveable Claims brought before any government agency, you waive your right (if any) to any monetary or other recovery should any government agency or other third party pursue any claims on your behalf, either individually, or as part of any collective action;

v.	Claims for statutory indemnity;
vi.	Claims to enforce this Agreement;
vii.

The right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its agents or employees, if you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; and

viii.	Claims that may not be released, waived, or compromised by private agreement.

d.	YOU ACKWNOLEDGE THAT YOU ARE FAMILIAR WITH THE PROVISION OF CALIFORNIA CIVIL CODE SECTION 1542, OR COMPARABLE APPLICABE STATE STATUTE, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.  BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

c.	In accordance with the Older Workers Benefit Protection Act of 1990, you should be aware of the following:
i.	You have the right to consult with an attorney and are hereby advised in writing to consult with an attorney of your choice prior to signing this Agreement;
ii.

You are, through this Agreement, releasing the Releasees from any and all claims you may have against them, including but not limited to claims for age discrimination under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.);

iii.	You understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), that may arise after the date this Agreement is signed, are not waived;
iv.

You have the opportunity of a full twenty-one (21) days from the date of this Agreement, or the day you were presented with this Agreement, whichever is later, to consider this Agreement before signing it, and if you have not availed yourself of that full time period, you have failed to do so knowingly and voluntarily; and

v.	You have seven (7) days after signing this agreement to communicate in writing any revocation of this Agreement to the Chief Human

Exhibit 10.1

Resources Officer of the Company, for receipt within seven (7) days of acceptance, and this Agreement will not be effective, and you will not receive any of the Retirement Benefits, until that revocation period has expired.

10.	Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

11.

Choice of Law/Venue.  The Parties agree that all controversies arising out of this Agreement will be governed by the law of the state in which you were last employed by the Company.  The prevailing party in any such action shall be entitled to recover costs and attorneys’ fees.

12.

Voluntary and Knowing Agreement.  You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all of its provisions, and that you are voluntarily entering into said Agreement.

13.

Attorneys’ Fees and Costs.  You and the Company each agree to bear your own attorneys’ fees and costs and expenses incurred, and to be incurred, in connection with any Claim and the negotiation, execution and implementation of this Agreement.

14.

Arbitration of Disputes.  Any controversy, dispute, or claim between the Parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement; as well as all disputes arising out of or relating to the employment relationship including, but not limited to, claims arising under statute, regulation, contract or common law shall be resolved exclusively by arbitration, before a single arbitrator, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect, and not by a court or jury trial.  AAA rules may be found at www.adr.org or by using an internet search engine (such as google.com or bing.com).  If you, for any reason, want the Company to provide you with a copy of these rules, the request should be made within thirty (30) days of the execution of this Agreement.  The arbitration shall be held within 45 miles of where you were last employed by the Company.  Arbitration under this Agreement is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and evidences a transaction involving commerce.

e.

This Agreement does not prevent you from filing a complaint or charge with the Equal Employment Opportunity Commission or National Labor Relations Board, and it does not apply to claims for workers’ compensation or unemployment insurance benefits.

f.

The arbitrator will be selected by mutual agreement of the Parties or, if the Parties cannot agree, by alternatively striking names from a list of arbitrators supplied by the AAA in accordance with the AAA’s rules.  Each party will pay his/her/its own attorneys’ fees, subject to any remedies a party may be entitled to under applicable law.  However, in accordance with applicable law, the Company will pay the arbitrator’s and arbitration fees.  The award of the arbitrator shall be set forth in writing and shall be final and binding.  Judgment upon any award may be entered in any court having jurisdiction.

g.

Without waiving any other rights and remedies under this Paragraph, either you or the Company may apply for provisional equitable relief from a court of competent jurisdiction when an arbitration award may be ineffectual without such provisional relief.  Nothing in this Paragraph shall preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

Exhibit 10.1

h.

Before submission of the written claim for arbitration, the Parties shall submit the matter to non-binding mediation before a mutually selected neutral mediator.  The Company shall pay the reasonable fees of the mediator and the expenses associated with the mediation.  JAMS, Judicate West, or some comparable independent mediation service shall be used to provide the mediator and the rules under which the mediation shall be conducted.  In the event the claim is not resolved through the mediation process, the claim shall be submitted to binding arbitration, as provided herein.

15.

Entire Agreement; Amendment.  This Agreement sets forth the entire Agreement between you and the Company and supersedes any and all prior oral and written agreements or understandings between you and the Company concerning the subject matter.  This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

If the above accurately reflects your understanding, please date and sign the enclosed copy of this letter in the places indicated below and return it to NetApp, Human Resources Department, 1395 Crossman Avenue, Sunnyvale, CA 94089.  Your deadline to sign this Agreement is 21 days from your receipt of the Agreement.

Respectfully

/s/ Debra McCowan

Debra McCowan

Chief Human Resources Officer

Accepted and agreed to on 8/29/2019

Signed by /s/ Joel Reich

    Joel Reich